Exhibit 3.1

BARRETT BUSINESS SERVICES, INC.

ARTICLES OF AMENDMENT

BARRETT BUSINESS SERVICES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article VII of the Charter of the Corporation is hereby amended and restated in its entirety as follows:

“The bylaws of the Corporation may be amended or repealed, or new bylaws adopted, at any annual or special meeting of the stockholders by the affirmative vote of a majority of all shares of any class of stock entitled to vote at such meeting. The Board of Directors shall also have the authority to amend or repeal the bylaws, or adopt new bylaws, by the affirmative vote of a majority of the total number of directors then authorized, including any vacancies, and subject to the power of the stockholders to change or repeal such bylaws.”

SECOND: The foregoing amendment has been advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the act and deed of the Corporation, and further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, Barrett Business Services, Inc., has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 30th day of May, 2018.

WITNESS:	BARRETT BUSINESS SERVICES, INC.

/s/ Gary E. Kramer	By:	/s/ Michael L. Elich
Gary E. Kramer		Michael L. Elich
Secretary		President